FedFirst Financial Corporation 8-K

Exhibit 99.1

For Immediate Release

Contact:	Patrick G. O’Brien, President and CEO
(724) 684-6800

FedFirst Financial Corporation
Announces Adoption of Plan of Conversion and Reorganization

Monessen, PA, February 24, 2010 – FedFirst Financial Corporation (the “Company”) (Nasdaq Capital: FFCO), holding company for First Federal Savings Bank (the “Bank”), announced today that the Board of Directors of the Company has unanimously adopted a Plan of Conversion and Reorganization pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and will undertake a “second-step” stock offering of shares of common stock of a new state chartered corporation formed in connection with the conversion.  The Bank converted from a mutual savings bank to the two-tier mutual holding company structure in 1999 and completed a public offering of shares of the mid-tier stock holding company in 2005.

FedFirst Financial Mutual Holding Company (the “MHC”), which owns approximately 57.5% of the outstanding common stock of the Company, will be merged with and into the Bank as part of the reorganization and its shares in the Company will be retired.  The new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC, to be based on an appraisal of the Bank, as converted, which will be performed by an independent appraiser.  The new holding company will offer shares of its common stock for sale to the Bank’s eligible account holders and borrowers and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan of Conversion and Reorganization.  The highest priority will be depositors with qualifying deposits as of January 31, 2009.  In addition, existing shareholders of the Company, other than the MHC, will receive shares of common stock of the new holding company pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest.  The exchange ratio will be determined based upon the appraisal and the results of the offering.

The conversion and reorganization will be subject to approval of the Bank’s depositors and certain borrowers, the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC), and the Office of Thrift Supervision.

Information, including the details of the offering and business and financial information about the Company and the Bank, will be provided in proxy materials and a prospectus when the offering commences, which is expected to be during the second quarter of 2010.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Bank are engaged.